Registration No. 333-14253
                                                               Rule 424 (b)(3)

          SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED NOVEMBER 25, 1997

                   MLCC Mortgage Investors, Inc., Depositor
             Mortgage Loan Asset Backed Pass-Through Certificates,
                            Series 1997-B, Class A

                       MERRILL LYNCH CREDIT CORPORATION
                                Master Servicer

_______________________________________________________________________________

     On December 9, 1997, the Mortgage Loan Asset Backed Pass-Through Certificates, Series 1997-B, Class A (the "Certificates") were issued in an approximate original aggregate principal amount of $308,089,000. The Certificates represent beneficial interests in the Trust Fund created pursuant to a Pooling and Servicing Agreement dated as of November 1, 1997 by and among MLCC Mortgage Investors, Inc., Merrill Lynch Credit Corporation, as master servicer, and Bankers Trust Company of California, N.A., as trustee. This Supplement to the above-referenced Prospectus Supplement (the "Prospectus Supplement") supplements and updates certain of the information set forth in the Prospectus Supplement. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

     The Master Servicer has informed the Depositor that the Master Servicer has entered into a contract with Cendant Mortgage Corporation, as subservicer, to perform its servicing duties under the Pooling and Servicing Agreement. The contract with Cendant Mortgage Corporation does not include the Master Servicer's servicing duties with respect to the Additional Collateral under the Pooling and Servicing Agreement. Notwithstanding such subservicing arrangements entered into by the Master Servicer with Cendant Mortgage Corporation or any other subservicer, the Master Servicer will not be released from its obligations under the Pooling and Servicing Agreement and will remain liable for the servicing of the Mortgage Loans in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such liability by virtue of such subservicing arrangements.

     The first two tables set forth after the first paragraph under the heading "MLCC and its Mortgage Programs--Delinquency and Loan Loss Experience" on page S-31 and S-32 of the Prospectus Supplement are hereby updated, in their entirety, as follows:

                   PRIMEFIRST(R) LOAN DELINQUENCY EXPERIENCE
                            (Dollars in Thousands)


                                      December 31, 2001       December 31, 2000        December 31, 1999
                                    ---------------------   ---------------------   -----------------------
                                    Number of               Number of                Number of
                                    PrimeFirst  Principal   PrimeFirst  Principal    PrimeFirst   Principal
                                      Loans      Amount       Loans      Amount        Loans       Amount
                                    ---------- ----------   ---------- ----------   -----------  ----------
PrimeFirst Loans
  Outstanding...................       4,873   $1,858,197     17,917   $6,750,058      11,223    $4,526,896
                                    ---------- ----------   ---------- ----------   -----------  ----------
Delinquency Period
  30-59 Days....................         107   $   48,857        486   $  197,046         199    $   76,666
  60-89 Days....................          24       11,747         55       28,746          38        15,834
  90 Days or More*..............          48       30,333         20       13,294          15         8,300
                                    ---------- -----------  ---------- ----------   -----------  ----------
     Total Delinquency..........         179   $   90,937        561   $  239,086         252    $  100,800
                                    ========== ===========  ========== ==========   ===========  ==========

Delinquencies as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................       3.67%        4.89%      3.13%        3.54%       2.25%         2.23%

Loans in Foreclosure............          29   $   18,879         36   $   24,910          36    $   33,135

Loans in Foreclosure as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................       0.60%        1.02%      0.20%        0.37%       0.32%         0.73%

_________________________________
* Does not include loans subject to bankruptcy proceedings.


                      PRIMEFIRST(R) LOAN LOSS EXPERIENCE
                            (Dollars in Thousands)


                                                      Year Ended            Year Ended             Year Ended
                                                     December 31,          December 31,           December 31,
                                                         2001                  2000                   1999
                                                     ------------          ------------           ------------
Average Principal Balance of PrimeFirst Loan
  Portfolio.......................................    $2,065,866            $5,638,477             $4,467,879
Average Number of PrimeFirst Loans Outstanding
  During the Period...............................         5,450                14,570                 11,243
                                                     ------------          ------------           ------------

Gross Charge-offs.................................    $    5,153            $      885             $    5,578
Recoveries........................................         4,226                     0                     16
                                                     ------------          ------------           ------------
Net Charge-offs...................................    $      927            $      885             $    5,562
                                                     ============          ============           ============
Net Charge-offs as a Percent of Average
  Principal Balance Outstanding...................         0.04%                 0.02%                  0.12%


     The first two tables set forth after the second paragraph under the heading "MLCC and its Mortgage Programs--Delinquency and Loan Loss Experience" on pages S-32 and S-33 of the Prospectus Supplement are hereby updated, in their entirety, as follows:

               Revolving Credit Line Loan Delinquency Experience
                            (Dollars in Thousands)


                                        Year ended         Year ended          Year ended         Year ended          Year ended
                                       December 31,       December 31,        December 31,       December 31,        December 31
                                           1997               1998                1999               2000                2001
                                       ------------       ------------        ------------       ------------        ------------
Number of Revolving Credit
  Line (RCL) Loans Serviced                 31,395             30,571              31,517             33,863              6,700
Aggregate Loan Balance of
  RCL Loans Serviced                    $1,387,217         $1,191,938          $1,202,594         $1,313,527           $308,240
Loan Balance of RCL Loans
  2 months Delinquent                       $5,450             $6,634              $6,427             $8,137             $7,327
Loan Balance of RCL Loans
  3 months or more Delinquent(1)           $44,104            $31,348             $22,863            $18,782             $7,860
Total of 2 months or more
  Delinquent as a % of Loan
  Balance of RCL Loans                       3.57%              3.19%               2.44%              2.05%               4.93%


                  Revolving Credit Line Loan Loss Experience
                            (Dollars in Thousands)


                                        Year ended         Year ended          Year ended         Year ended          Year ended
                                       December 31,       December 31,        December 31,       December 31,        December 31,
                                           1997               1998                1999               2000                2001
                                       ------------       ------------        ------------       ------------        ------------
Number of Revolving Credit Line
  Loans Serviced                             31,395             30,571              31,517              33,863              6,700
Aggregate Loan Balance of RCL
  Loans Serviced                       $  1,387,217       $  1,191,938        $  1,202,594        $  1,313,527       $    308,240
For the Period:
  Gross Charge-offs Dollars            $      4,269       $      2,756        $      4,445        $      3,884       $      1,037
Percentage(2)                                 0.31%              0.23%               0.37%               0.30%              0.34%

______________
(1)  Includes Bankruptcy and Foreclosure.
(2) As a percentage of aggregate balance of revolving credit line loans serviced.

     Additionally, the information contained in the tables entitled "Range of Cut-off Date Principal Balances", "Prime Index Initial Mortgage Loan Margins", "One-Month LIBOR Index Initial Mortgage Loan Margins", "Six-Month LIBOR Index Initial Mortgage Loan Margins" and "One-Year Treasury Index Initial Mortgage Loan Margins" under the heading "The Mortgage Pool" on pages S-21 and S-24 of the Prospectus Supplement is hereby updated to indicate, as of December 31, 2001, the Mortgage Loan Balances and Margins of the Mortgage Loans:

              Range of Principal Balances as of December 31, 2001


                                                                                              % of Mortgage
                                          Number of                                         Pool by Principal
Range of Principal Balances             Mortgage Loans         Principal Balance                 Balance
--------------------------------------------------------------------------------------------------------------------
$0-49,999.99                                   31                $   1,217,913.99                  1.02%
$50,000-54,999.99                               5                      205,929.93                  0.17%
$55,000-59,999.99                               6                      410,578.58                  0.34%
$60,000-74,999.99                               9                      603,443.30                  0.51%
$75,000-99,999.99                              35                    2,987,118.98                  2.51%
$100,000-149,999.99                            48                    6,066,969.75                  5.10%
$150,000-199,999.99                            30                    5,296,305.32                  4.45%
$200,000-249,999.99                            16                    3,649,309.30                  3.06%
$250,000-299,999.99                            18                    4,954,435.60                  4.16%
$300,000-349,999.99                            21                    6,856,322.71                  5.76%
$350,000-399,999.99                            11                    4,043,625.00                  3.40%
$400,000-449,999.99                             6                    2,540,476.94                  2.13%
$450,000-499,999.99                            11                    5,282,537.42                  4.44%
$500,000-549,999.99                             8                    4,189,567.07                  3.52%
$550,000-599,999.99                             4                    2,329,494.90                  1.96%
$600,000-649,999.99                             5                    3,101,957.31                  2.61%
$700,000-749,999.99                             1                      700,695.74                  0.59%
$800,000-849,999.99                             3                    2,504,650.61                  2.10%
$850,000-899,999.99                             2                    1,771,999.44                  1.49%
$950,000-999,999.99                             3                    2,949,866.72                  2.48%
$1,000,000-1,099,999.99                         8                    8,000,000.00                  6.72%
$1,100,000-1,199,999.99                         7                    7,903,988.29                  6.64%
$1,200,000-1,299,999.99                         1                    1,200,000.00                  1.01%
$1,400,000-1,499,999.99                         4                    5,720,582.03                  4.80%
$1,500,000-1,599,999.99                         1                    1,577,999.99                  1.32%
$1,600,000-1,699,999.99                         1                    1,637,000.00                  1.38%
$1,800,000-1,899,999.99                         2                    3,647,504.79                  3.06%
$2,100,000-2,199,999.99                         1                    2,198,987.29                  1.85%
$2,300,000-2,399,999.99                         1                    2,381,284.00                  2.00%
$3,000,000 or Higher                            5                   23,114,998.53                 19.42%
                                    --------------------------------------------------------------------------------
               TOTALS                         304                 $119,045,543.53                100.00%
                                    ================================================================================

      One-Month LIBOR Index Mortgage Loan Margins as of December 31, 2001


                                                                               % of One-Month LIBOR Index
                  Number of Mortgage                                          Mortgage Loans by Principal
    Margin               Loans                Principal Balance                         Balance
----------------------------------------------------------------------------------------------------------
     1.125                 1                       337,543.01                            0.76%
     1.375                 8                     6,813,020.18                           15.40%
     1.500                 7                     3,582,107.68                            8.10%
     1.625                20                    16,837,181.81                           38.07%
     1.750                 3                     1,507,499.44                            3.41%
     1.875                23                     7,813,456.88                           17.66%
     2.000                 2                       542,958.07                            1.23%
     2.125                25                     3,789,673.93                            8.57%
     2.250                 4                     1,000,973.44                            2.26%
     2.375                 2                       438,799.83                            0.99%
     2.500                 3                       339,332.99                            0.77%
     2.625                11                     1,083,506.59                            2.45%
     2.750                 1                       147,009.09                            0.33%
                ------------------------------------------------------------------------------------------
TOTALS:                  110                    44,233,062.94                          100.00%
                ==========================================================================================



     One-Year Treasury Index Mortgage Loan Margins as of December 31, 2001


                                                                             % of One-Year Treasury Index
                  Number of Mortgage                                         Mortgage Loans by Principal
    Margin               Loans                Principal Balance                        Balance
----------------------------------------------------------------------------------------------------------
     1.375                 1                       538,000.00                            2.53%
     1.625                 2                     6,100,000.00                           28.68%
     1.875                 2                     3,652,999.99                           17.18%
     2.000                 2                     1,079,149.80                            5.07%
     2.125                 1                       319,844.02                            1.50%
     2.250                 2                       239,814.37                            1.13%
     2.375                 2                     8,091,956.91                           38.04%
     2.500                 4                     1,099,694.88                            5.17%
     3.000                 1                       148,530.78                            0.70%
                -----------------------------------------------------------------------------------------
TOTALS:                   17                    21,269,990.75                          100.00%
                =========================================================================================



           Prime Index Mortgage Loan Margins as of December 31, 2001


                  Number of Mortgage                                         % of Prime Index Mortgage
    Margin               Loans                Principal Balance             Loans by Principal Balance
------------------------------------------------------------------------------------------------------
     0.000                 1                       81,887.66                            19.43%
     0.250                 3                      339,537.48                            80.57%
                --------------------------------------------------------------------------------------
TOTALS:                    4                      421,425.14                           100.00%
                ======================================================================================


      Six-Month LIBOR Index Mortgage Loan Margins as of December 31, 2001


                                                                                 % of Six-Month LIBOR Index
                  Number of Mortgage                                            Mortgage Loans by Principal
    Margin               Loans                Principal Balance                            Balance
-----------------------------------------------------------------------------------------------------------
     0.750                 1                     1,100,000.00                              2.07%
     1.125                 1                     1,000,000.00                              1.88%
     1.250                 1                       325,513.90                              0.61%
     1.500                 9                    13,318,940.04                             25.07%
     1.625                 3                     2,079,659.97                              3.92%
     1.750                21                     7,179,504.38                             13.52%
     1.875                 1                       418,750.00                              0.79%
     2.000                23                     9,143,736.38                             17.21%
     2.125                 3                     1,202,938.52                              2.26%
     2.250                65                     6,737,459.19                             12.68%
     2.375                 4                     3,329,347.99                              6.27%
     2.500                 8                     1,535,428.94                              2.89%
     2.625                 6                     1,277,437.26                              2.41%
     2.750                14                     3,299,115.73                              6.21%
     2.875                13                     1,173,232.40                              2.21%
                -------------------------------------------------------------------------------------------
TOTALS:                  173                    53,121,064.70                            100.00%
                ===========================================================================================



                             ____________________


                The date of this Supplement is April 26, 2002.